EXHIBIT 10.1

CONFIDENTIAL

CIT Bank, N.A.

11 West 42nd Street

New York, New York 10036

March 22, 2021

GEE Group, Inc.

$20,000,000 Revolving Credit Facility

Commitment Letter

CONFIDENTIAL

GEE Group, Inc.

7751 Belfort Parkway Suite 150

Jacksonville, FL 32256

Attention: Kim Thorpe, CFO

Ladies and Gentlemen:

You have requested that CIT Bank, N.A. (“us,” “we,” or “CIT”) provide you a financing proposal in support of GEE Group, Inc. (“you” or the “Borrower”). All terms used in this Commitment Letter and not otherwise defined herein shall have the meanings ascribed to them in the Transaction Description, the Term Sheet or the Conditions to Closing referred to below.

In connection with the Transactions contemplated hereby, you have requested that CIT commit to provide 100% of the senior secured revolving credit facility in the aggregate amount of up to $20,000,000 (the “Revolving Credit Facility”). The proceeds of loans made under the Revolving Credit Facility will be used to pay the Transaction Costs.

The date on which the Transactions are consummated and the initial borrowings are made under the Revolving Credit Facility is referred to herein as the “Closing Date”.

1.Commitments.

Based upon and subject to the terms and conditions set forth or referred to in this commitment letter (the “Letter”), the Transaction Description attached hereto as Exhibit A (the “Transaction Description”), the Summary Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”), the Summary of Conditions to Closing attached hereto as Exhibit C (the “Conditions to Closing,” and together with the Letter, Transaction Description and the Term Sheet, the “Commitment Letter”) and the fee letter of even date herewith (the “Fee Letter”, and together with the Commitment Letter, the “Commitment”), CIT is pleased to advise you of its commitment to provide 100% of the Revolving Credit Facility. In consideration of the commitments and agreements of CIT hereunder, you agree to pay or cause to be paid the non-refundable fees described in the Commitment Letter and the Fee Letter on the Closing Date or such later date that such fees become due and payable.

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2. Titles and Roles.

Your hereby appoint CIT to act, and CIT agrees to act, as administrative agent (in such capacity, the “Administrative Agent”) and sole book running manager and sole lead arranger (in such capacities, the “Lead Arranger”) for the Revolving Credit Facility, in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. CIT will perform the duties and exercise the authority customarily preformed and exercised by it in the foregoing roles to the extent such duties are required to be performed hereunder. In connection with the syndication of the Revolving Credit Facility, at the Lead Arranger’s option, CIT and/or one or more affiliates thereof may also be designated as “Syndication Agent”, “Documentation Agent” or such other titles as may be deemed appropriate or desirable by the Lead Arranger.In addition, CIT shall have the right (in consultation with you) to award one or more of the roles or titles described above, or such other titles as may be determined by CIT, to one or more other Lenders or affiliates thereof, in each case as determined by CIT in its sole discretion. CIT will have “left” placement on any marketing materials or other documentation used in connection with the Revolving Credit Facility. You agree that, except as contemplated above, no other agents or arrangers will be appointed by you, and no other titles or compensation (other than as set forth in the Term Sheet and Fee Letter) will be awarded or paid by you, in connection with the Revolving Credit Facility unless approved by CIT.

3. Conditions.

The commitments and agreements of CIT hereunder to make the Revolving Credit Facility available on the Closing Date are subject to the satisfaction of the conditions set forth in the Conditions to Closing on Exhibit C.

4. Information.

You agree promptly to prepare and provide to the Lead Arranger all information with respect to Holdings, the Borrower and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information, projections and other forward-looking information (the “Projections”). You hereby represent and warrant that (i) all information, other than Projections and information of a general economic or industry-wide nature, which has been or is hereafter made available to CIT by or on behalf of either of Holdings, the Borrower or their respective representatives, in connection with the transactions contemplated hereby (“Information”) is or, when furnished, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (ii) the Projections that have been or will be made available to CIT have been and will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time made available to CIT, it being recognized by the Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You hereby agree at any time prior to the later of the end of the Syndication Period and the Closing Date, to supplement the Information and the Projections from time to time and to promptly advise us of all developments materially affecting Holdings, the Borrower, any of their respective subsidiaries or affiliates or the transactions contemplated hereby so that the representation and warranty in the preceding sentence remains true and correct. In structuring and entering into the Revolving Credit Facility, CIT will be entitled to use and rely on the Information and the Projections without independent verification thereof and we do not assume responsibility for the accuracy and completeness of the Information or the Projections.

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5. Indemnity and Expenses.

You agree (a) to indemnify and hold harmless CIT, the Lead Arranger, the Administrative Agent and the Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, advisors, attorneys, representatives, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, costs and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the exhibits hereto), the Fee Letter, the Transactions, the Revolving Credit Facility, the use of proceeds thereof or the syndication thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing (“Losses”), regardless of whether any such Indemnified Person is a party thereto or whether such proceeding is brought by you, any of your affiliates or any third party, and regardless of whether such Losses are attributable to any or such Indemnified Person’s negligence, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct or gross negligence of such Indemnified Person, (ii) a material breach of this Commitment Letter by such Indemnified Person pursuant to a claim initiated by the Borrower (in the case of each preceding clause (i) and (ii), as determined by a court of competent jurisdiction in a final, non-appealable judgment), or (iii) disputes solely between or among Indemnified Persons not arising from any act or omission by you or any of your subsidiaries or affiliates (other than any claims against CIT in its capacity as a Lender, Lead Arranger, Administrative Agent or any similar role under the Revolving Credit Facility), and (b) whether or not the Closing Date occurs for the Revolving Credit Facility or any Loan Documentation is executed and delivered or any extensions of credit are made under either of the Revolving Credit Facility, to reimburse each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of CIT’s due diligence investigation, syndication expenses, travel expenses, reasonable legal fees, disbursements and other charges of counsel to CIT), in each case actually incurred in connection with the Revolving Credit Facility and the preparation of this Commitment Letter, the Fee Letter, the Loan Documentation and any security arrangements in connection therewith and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver thereof) and the syndication of the Revolving Credit Facility.Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or (ii) any indirect, special, punitive or consequential damages (including lost profits) in connection with its activities related to the Revolving Credit Facility. You shall not be liable for any settlement of any proceeding effected by any Indemnified Person without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such proceeding against an Indemnified Person, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities, costs and expenses by reason of such settlement or judgment in respect of which indemnity could have been sought hereunder. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

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6. Other Services.

You acknowledge that CIT and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither CIT nor any of its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither CIT nor any of its affiliates will furnish any such information to other persons, except as required by law, regulation or compulsory legal process, or in connection with routine audits or inspections of CIT’s books and records. You also acknowledge that neither CIT nor any of its affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. You acknowledge that CIT or one or more of its affiliates is a financial and securities firm and CIT and or such affiliates may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) we have not provided any legal, accounting, regulatory or tax advice with respect to the transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on CIT for such advice, (e) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, (f) you will not assert and waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty, and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors, and (g) should we or our affiliates have any other business with you or your affiliates, nothing herein shall limit or otherwise diminish your or your affiliates’ obligations thereunder or with respect thereto.

CIT may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded to, and subject to the confidentiality obligations of, CIT hereunder.

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7. Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter or the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to your respective officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, and (b) as required by applicable law or compulsory legal process (in which case, to the extent not prohibited by applicable law, you agree to inform us promptly thereof). No person, other than the parties hereto and Indemnified Persons, is entitled to rely upon this Commitment Letter or the Fee Letter or any of the contents hereof or thereof or have any beneficial or legal right, remedy, or claim hereunder or thereunder. No person shall, except as required by law, use the name of, or refer to, CIT, or any of its affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Revolving Credit Facility without the prior written consent of CIT.

CIT and its affiliates will use all non-public and confidential information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish or disclose such information; provided that nothing herein shall prevent CIT and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case CIT agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation or regulatory policy or directive, to inform you promptly thereof), (b) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction, or purporting to have jurisdiction over, CIT or any of its affiliates (in which case CIT agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation or regulatory policy or directive, to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by CIT or any of its affiliates in violation of any confidentiality obligations owing to you, (d) to the extent that such information is received by CIT from a third party that is not, to CIT’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your subsidiaries or affiliates or any related parties thereto, (e) to the extent that such information is independently developed by CIT or its affiliates, (f) to CIT’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information, (g) to Moody’s or S&P in connection with obtaining a rating of the Borrower or the Revolving Credit Facility, (h) in connection with any pending legal, judicial or administrating proceedings or the exercise of rights or remedies relating to the Transactions and the Revolving Credit Facility, (i) for purposes of establishing a due diligence defense, (j) as consented to by you or (k) to potential or prospective Lenders, hedge providers, participants or assignees or any direct or indirect contractual counterparty to any credit default swap or similar derivative product, provided that any such disclosure shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, counterparty, participant or assignee or prospective Lender, hedge provider, counterparty, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and CIT, including, without limitation, as agreed in any Information or other marketing materials) in accordance with the standard syndication processes of CIT or customary market standards for dissemination of such type of information, which may include “click through” or other affirmative actions on the part of recipient to access such information. In the event that the Revolving Credit Facility is funded, the obligations of CIT and its affiliates, if any, under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Loan Documentation upon the initial funding thereunder to the extent that such provisions are binding on CIT. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the first anniversary of the date hereof.

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You hereby agree that, on or after the closing of the Revolving Credit Facility, CIT or any of its affiliates may place “tombstone” advertisements (which may include any of Holdings and/or the Borrower’s (including its subsidiaries) trade names or corporate logos and a brief description of the Revolving Credit Facility and the Transactions) in publications or other media of their choice (including without limitation “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to the Holdings and/or the Borrower’s corporate website). In addition, CIT may disclose the information about the Revolving Credit Facility and the Transactions to market data collectors and similar service providers to the financing community.

8. Survival.

The compensation, expense, reimbursement, indemnification, no agency or fiduciary duty, confidentiality, jurisdiction, venue and forum, amendment, governing law and waiver of jury trial, service of process, syndication and information provisions in this Commitment Letter and the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments of CIT; provided that your obligations under this Commitment Letter (other than (i) if a successful syndication shall not have been consummated as of the Closing Date, assistance to be provided by you in connection with the syndication thereof and (ii) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Loan Documentation upon the initial funding thereunder.

9. Assignments; Amendments; Governing Law, Etc.

The Commitment shall not be assignable by you without the prior written consent of the CIT. The Commitment is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or to create any rights in favor of, any person other than the parties hereto (and Indemnified Persons).CIT may assign its commitments hereunder in whole or in part to any of its affiliates. Any such assignment to an affiliate will not relieve a CIT from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any and all obligations of, and services to be provided by, CIT hereunder (including, without limitation, the Commitment) may be performed and any and all rights of CIT hereunder may be exercised by or through any of its affiliates or branches. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE REVOLVING CREDIT FACILITY, THE TRANSACTIONS, THIS COMMITMENT OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF SERVICES CONTEMPLATED HEREBY.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any state court or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom), in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York state or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions contemplated hereby in such New York state or in any such federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. You and we agree that service of any process, summons, notice or document by registered mail addressed to any such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court.

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This Commitment Letter and the Fee Letter, embodies the entire understanding among the parties hereto relating to the matters discussed herein and therein and supersedes all prior discussions, negotiations, proposals, agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof. No course of prior conduct or dealings between the parties hereto, no usage of trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term used herein. Any modification or waiver of the Commitment or the terms hereof must be in writing, must be stated to be such and must be signed by an authorized representative of each party hereto.

This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as a delivery of a manually executed counterpart of this Commitment Letter.

10. Patriot Act.

CIT hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such party to identify the Borrower and each Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

11. Binding Agreement.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law), including an agreement to provide and negotiate in good faith the Loan Documentation by the parties hereto in a manner consistent with the Commitment Letter; it being acknowledged and agreed that the Commitment provided hereunder is subject to the conditions specified in this Commitment Letter, including the execution and delivery of the Loan Documentation by the parties hereto in a manner consistent with this Commitment Letter.

12. Acceptance of Commitment; Termination.

If you wish to accept the Commitment, please return executed counterparts of this Commitment Letter and the Fee Letter to CIT on or before 5:00 p.m., New York City time, on March 22, 2021; otherwise, the offer set forth herein shall automatically terminate on such date and time and be of no further force or effect. In the event that (i) the initial borrowing in respect of the Revolving Credit Facility does not occur on or before April 30, 2021 or (ii) the closing of the Transactions occurs without the use of the Revolving Credit Facility, then this Commitment Letter and the commitment and undertakings of CIT hereunder shall automatically terminate unless CIT shall, in its sole discretion, agree in writing to an extension.

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We look forward to working with you on this transaction.

Sincerely,

CIT BANK, N.A.

By:
Name:	Anthony Masci
Title:	Director

The Foregoing Is Hereby Accepted And
Agreed To In All Respects By The Undersigned:

GEE GROUP, INC.

By:
Name:
Title:

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EXHIBIT A

GEE GROUP, INC.

$20,000,000 REVOLVING CREDIT FACILITY

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

It is intended that:

(a)	Borrower will obtain the $20,000,000 senior secured revolving credit facility described in Exhibit B to the Commitment Letter (the “Revolving Credit Facility”);

(b)

all existing third party indebtedness for borrowed money of the Borrower and its subsidiaries (excluding (i) unsecured loans from BBVA USA in an aggregate outstanding amount of $19,789,430 extended pursuant to the Paycheck Protection Program created under the Coronavirus Aid, Relief, and Economic Security Act and administered by the U.S. Small Business Administration (the “PPP Loans”) and (ii) existing term loan indebtedness provided by MGG Investment Group LP, as Administrative Agent for a group of lenders (“MGG”), in an aggregate outstanding amount of $48,525,808 (the “MGG Term Loan”)) will be repaid, redeemed, defeased, discharged, refinanced or terminated and security interests and guaranties related thereto terminated and released (the “Refinancing”); and

(c)	the proceeds of the Revolving Credit Facility (to the extent borrowed on the Closing Date) will be applied (i) to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions and (ii) to pay for the Refinancing (the amounts set forth in clauses (i) and (ii) above, collectively, the “Transaction Costs”).

The transactions described above (including the Refinancing and payment of Transaction Costs) are collectively referred to herein as the “Transactions.”

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EXHIBIT B
SUMMARY TERMS AND CONDITIONS
GEE GROUP, INC.

$20,000,000 Revolving Credit Facility

The Summary Terms and Conditions outlined below is the “Term Sheet” referred to in the Commitment Letter, dated February 8, 2021 from CIT to GEE Group, Inc. (the “Commitment Letter”). Terms used in this Term Sheet without definition have the meanings assigned to such terms in the Commitment Letter to which this Term Sheet is attached, including Exhibit A or C thereto (including the Schedules hereto and thereto). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrower:

GEE Group, Inc. (the “Borrower”). The ultimate structure, including, without limitation, those persons to be “Borrowers” and “Guarantors” under the Revolving Credit Facility, will be determined upon CIT’s review of the deal structure for the transaction contemplated hereby.

Guarantors:

Holdings and all present and future direct or indirect domestic subsidiaries of Borrower or Holdings that are not a Borrower (each of the foregoing, a “Guarantor” and collectively, the “Guarantors”; and together with the Borrower, each, a “Credit Party” and collectively, the “Credit Parties”), excluding domestic subsidiaries that are disregarded as entities separate from their owners for U.S. federal income tax purposes and that are owned either directly by a foreign subsidiary or indirectly by a foreign subsidiary through one or more entities disregarded as separate from their owners for U.S. federal income tax purposes. The Revolving Credit Facility and any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a Lender will be fully and unconditionally guaranteed on a joint and several basis by all Guarantors, subject to exceptions to be agreed to the extent such guarantees would be prohibited by applicable law or would result in materially adverse tax consequences (including as a result of the operation of Section 965 of the IRS Code or any similar law or regulation in any applicable jurisdiction) and in the case of obligations under any secured hedging agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodities Exchange Act, excluding any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodities Exchange Act. Such guaranties shall be in form and substance reasonably satisfactory to CIT and shall be guarantees of payment and not of collection.

Administrative Agent & Collateral Agent:	CIT Bank, N.A. will act as administrative agent (“CIT” or “Administrative Agent”) and collateral agent for the Lenders and will perform the duties customarily associated with such roles.
Lenders:	A syndicate of banks, financial institutions and other entities (including CIT) to be arranged by the Lead Arranger (collectively, the “Lenders”).
Sole Lead Arranger & Bookrunner:

CIT will act as the sole lead arranger and sole bookrunner for the Revolving Credit Facility (in such capacities, the “Lead Arranger”, and together with the Administrative Agent, the “Commitment Parties”) and will perform the duties customarily associated with such roles.

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REVOLVING CREDIT FACILITY
Facility:

A $20,000,000 asset-based revolving credit facility, including the issuance of letters of credit (amount, terms and conditions to be determined) (the “Revolving Credit Facility” and the loans made under the Revolving Credit Facility, “Revolving Loans”).

Interest Rate:	See Schedule A hereto.
Prepayment Fee:

If the Revolving Credit Facility is terminated for any reason on or prior to January 2, 2023, the Borrower shall pay a fee (the “Prepayment Fee”) in an amount equal to 1.0% of the aggregate commitments under the Revolving Credit Facility at the time of such termination.

Maturity:

The earlier of (x) 180 days prior to the maturity date MGG Term Loan (or any indebtedness that refinances the MGG Term Loan) and (y) the fifth anniversary of the Closing Date (the “Revolving Credit Facility Maturity Date”).

Availability:

Amounts under the Revolving Credit Facility may be borrowed, repaid and reborrowed from the Closing Date until five business days before the Revolving Credit Facility Maturity Date. Availability under the Revolving Credit Facility (“Availability”) will be equal to (a) the lesser of (i) the Borrowing Base (as defined below) and (ii) $20,000,000 (the “Maximum Credit Amount”), minus (b) the sum of the outstanding aggregate amount of Revolving Loans and outstanding L/Cs.

Borrowing Base:

All advances under the Revolving Credit Facility will be subject to a Borrowing Base formula, which will be comprised of accounts receivable and inventory subject to eligibility criteria. Eligibility definitions and criteria will be defined in the Loan Documentation (as defined below under the heading “Loan Documentation”). The “Borrowing Base” will be equal to:(A) 85% of eligible accounts receivable minus (B) an availability block equal to the greater of (i) 10% of availability or (ii) $1,500,000, minus (C) applicable reserves, including payroll and tax reserves, including a 15% concentration limit per customer, and any dilution in excess of 5%.CIT shall have the ability to impose additional eligibility criteria with respect to accounts receivable and inventory and/or impose additional reserves against the Borrowing Base in its Permitted Discretion (as defined below).Such requirement contemplates that all of the Borrower’s debts, obligations and payables are then current in accordance with its usual business practices. CIT will have its own internal auditor or an independent accounting firm perform periodic field audit(s) of the Borrower’s books and records, if necessary, and accounts receivable and inventory during the term of the Revolving Credit Facility (the costs and number of such audit(s) to be capped, in the absence of any default, at an amount to be mutually agreed upon).

Eligible accounts receivable shall include, but not be limited to, accounts which are no more than 60 days past due date or 90 days past invoice date, due from US or Canada, 50% cross-age, with extended terms to certain borrowers to be considered upon results of the field exam and discussions with management.

The initial reserves on the Closing Date, and the definitions of “eligible accounts receivable” shall be determined based upon the results of due diligence, including, without limitation, a completed commercial finance examination. Notwithstanding the foregoing, the minimum Borrowing Base availability on the Closing Date, after imposition of all reserves, shall be no less than $5,000,000 based on completion of the Administrative Agent’s collateral diligence. Following the Closing Date, the Administrative Agent shall have the ability to impose additional eligibility criteria with respect to accounts receivable and/or impose additional reserves against the Borrowing Base in its “Permitted Discretion”, which shall be defined as a determination made by the Administrative Agent in the exercise of its reasonable judgment (from the perspective of a secured asset-based lender), exercised in good faith, based upon its consideration of any factor that (a) would reasonably be expected to materially adversely affect the quantity, quality, mix or value of any material portion of the collateral, the enforceability or priority of the Administrative Agent’s liens with respect to any material portion of the collateral, or the amount that the Administrative Agent and Lenders could receive in liquidation of any material portion of the collateral, (b) indicates that any collateral report or financial information delivered by any loan party is incomplete, inaccurate or misleading in any material respect, (c) materially increases the likelihood of any proceeding under debtor relief laws involving any loan party, or (d) creates or would reasonably be expected to result in a default or event of default. In exercising such judgment, the Administrative Agent may consider any factors that would materially increase the credit risk of lending to Borrower on the security of the collateral. Such requirement contemplates that all of the Borrower’s debts, obligations and payables are then current in accordance with its usual business practices.

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Letter of Credit Issuing Bank:

Certain Lenders (including CIT) (each, an “L/C Issuer”) shall either issue letters of credit directly or select another banking or financial institution to issue letters of credit as to which such L/C Issuer shall issue letter of credit participation or support agreements (such letters of credit and letter of credit participation or support agreements are referred to herein as “L/Cs”) in an aggregate amount of up to $[TBD]. Any outstanding or unreimbursed L/C will reduce Availability under the Revolving Credit Facility on a dollar for dollar basis.

Drawings under any L/C shall be reimbursed by the Borrower on terms to be agreed. To the extent that the Borrower does not reimburse the L/C Issuer for drawings under L/Cs within a time period to be agreed, the Revolving Lenders shall be unconditionally obligated to fund participations therein on a ratable basis in accordance with their respective commitments.

Revolving Credit Facility and Letter of Credit Fees:

An unused line fee at a rate per annum equal to (i) 0.375% when Revolving Credit Facility usage is greater than or equal to 50%, and (ii) 0.50% when Revolving Credit Facility usage is less than 50%, shall be payable on the daily unutilized portion of the Revolving Credit Facility. Such fee will be payable quarterly in arrears on the first day of each quarter and on the date of termination of the Revolving Credit Facility commitment. The undrawn amount of outstanding L/Cs shall count as utilization of the Revolving Credit Facility for purposes of calculating this fee.

An L/C fee shall be payable to L/C Issuer on behalf of each Revolving Lender with respect to such Revolving Lender’s participation in the L/Cs at the applicable margin per annum used for determining interest payable in respect of LIBOR loans made under the Revolving Credit Facility on the average daily undrawn amount of L/Cs, payable quarterly in arrears. The Borrower shall also be responsible for paying any fees, costs or expenses (including fronting fees) due to any banking or financial institution for any L/Cs issued by such other banking or financial institution in reliance on credit support furnished by CIT.

Use of Proceeds:

The Revolving Credit Facility will be used (a) on the Closing Date, to fund the Transaction Costs and (b) after the Closing Date (i) to fund ongoing working capital requirements and (ii) for general corporate purposes.

CERTAIN PAYMENT TERMS
Optional Prepayment:

The Borrower may prepay principal amounts outstanding under the Revolving Credit Facility, and may terminate commitments under the Revolving Credit Facility, from time to time without premium or penalty (except that LIBOR-based loans may only be prepaid at the end of the applicable interest period, unless the Borrower pays all breakage costs associated with such prepayment), subject to applicable minimum amounts to be mutually agreed upon. Such prepayments shall be applied at the direction of the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

Mandatory Prepayments:

The Revolving Credit Facility will be reduced by proceeds of asset sales (subject to customary reinvestment rights to be agreed upon), insurance proceeds, extraordinary receipts and new debt and equity issuances in amounts to be determined.

The Borrower shall repay outstanding amounts under the Revolving Credit Facility (and thereafter cash collateralize outstanding L/Cs, as applicable, in amounts to be agreed in the Loan Documentation if the aggregate outstanding principal amount of the Revolving Loans and the outstanding L/Cs exceed the lesser of (a) the Borrowing Base then in effect and (b) the Maximum Credit Amount.

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COLLATERAL

The Revolving Credit Facility (including any obligations under hedging arrangements and cash management arrangements provided by the Lenders) will be secured by:

(a) a valid and perfected first priority lien (subject to liens permitted under the Loan Documentation referred to below) in all current assets of the Borrower and each Credit Party, whether owned on the Closing Date or thereafter acquired (collectively, the “ABL Priority Collateral”), including, without limitation:

(i) all accounts receivable and other rights to payment (in each case, other than to the extent relating to the sale or other disposition of Term Loan Priority Collateral (as defined below); (ii) inventory and documents related to inventory; (iii) instruments (except to the extent relating to the sale or other disposition of Term Loan Priority Collateral); (iv) general intangibles (other than intellectual property) relating to accounts receivable and inventory; (v) deposit accounts, securities accounts, cash and cash equivalents (other than cash and cash equivalents held in the Term Loan Collateral Proceeds Account referred to below and other exceptions to be agreed); (vi) guarantees, letters of credit rights, security, insurance, supporting obligations and other credit enhancements relating to any of the foregoing; and (vii) books and records relating to any of the foregoing; and

(b) a valid and perfected second priority lien (subject to liens securing the MGG Term Loan and other liens permitted under the Loan Documentation) in all other assets of the Borrower and each Credit Party (other than the ABL Priority Collateral), whether owned on the Closing Date or thereafter acquired (collectively, the “Term Loan Priority Collateral” and, together with the ABL Priority Collateral, the “Collateral”), including, without limitation:

(i) machinery, equipment, furniture, fixtures, fee interests in real property, intellectual property, general intangibles (except those relating to ABL Priority Collateral) and documents relating to any of the foregoing; (ii) instruments and other rights to payment (including accounts receivable), in each case, solely to the extent relating to the sale or other disposition of Term Loan Priority Collateral and any deposit account or securities account that contain only proceeds of the sale of any Term Loan Priority Collateral (the “Term Loan Collateral Proceeds Account”) and (iii) the equity interests and debt held by the Borrower or any other Credit Party (which, in the case of equity interests of any foreign subsidiary, shall be limited to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower under Section 956 of the US Internal Revenue Code).

(c) Each of the ABL Priority Collateral and the Term Loan Priority Collateral, respectively, will include all proceeds and products thereof.

Notwithstanding the foregoing, if the MGG Term Loan is repaid in full with the proceeds of an equity issuance, the lien of the Administrative Agent on the Term Loan Priority Collateral will be a first priority lien.

All pledges, security interests and mortgages covering the Collateral shall be created on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent.

Administrative Agent’s liens and security interests shall be evidenced by customary documentation mutually acceptable to the parties, including search results and collateral releases from prior lenders. Such documentation shall include customary representations and warranties, including, without limitation, those regarding jurisdiction of organization, legal name, location of chief executive office, organizational identification numbers, tax identification numbers; perfected liens, security interests and charges; and customary covenants, including, without limitation, limitations on change of legal name, corporate or other organizational structure or jurisdiction of organization. All obligations under the Revolving Credit Facility shall be cross-collateralized with each other and with collateral provided by any subsidiary of Holdings or any other guarantor.

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CERTAIN CONDITIONS
Conditions Precedent:

The availability of the initial funding and other extensions of credit under the Revolving Credit Facility on the Closing Date will be subject to the satisfaction of the conditions set forth in the Commitment Letter under Section 3 (“Conditions”), the conditions set forth herein under the section entitled “Conditions to Each Borrowing” below and the conditions set forth in Exhibit C hereto.

Conditions to Each Borrowing:

The making of each extension of credit (including amendments, extensions and increases of L/Cs) shall be conditioned upon (i) the accuracy in all material respects (or, in all respects, if qualified by materiality) of all representations and warranties contained in the Loan Documentation (including, without limitations, the material adverse change and litigation representations), (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, (iii) delivery of a customary borrowing notice or request for issuance of an L/C, as applicable and (iv) availability under the Borrowing Base.

CERTAIN DOCUMENTATION MATTERS
Representations and Warranties:

Those representations and warranties which are usual and customary for these types of facilities (as determined by the Administrative Agent) including: corporate power and authority; due organization, qualification and authorization; execution, delivery and enforceability of the Loan Documentation; non-contravention of the Loan Documentation and Transactions contemplated thereby; no default; financial condition and solvency, accuracy of historical financial statements; no material adverse change; leases; ownership of property; sufficiency of assets and rights; liens; litigation; intellectual property, payment of taxes, insurance, capitalization of subsidiaries; business locations; labor matters; material contracts; passive holding company status of Holdings; permits and franchises issued or granted by any governmental authority; investment company regulations; margin regulations, brokers’ fees; compliance with laws; environmental and ERISA matters; indebtedness; bank accounts; insurance; consents and approvals; compliance with anti-terrorism laws, including the PATRIOT Act, FCPA, OFAC and other anti-terrorism and anti-money laundering laws; no Credit Party is an EEA Financial Institution (to be defined in the Loan Documentation); accuracy of certificate delivered with respect to the Beneficial Ownership Regulation in all respects as of the Closing Date; creation, validity, priority and perfection of security interests; receivables and inventory and accuracy of borrowing base certificates.

Reporting:

The Borrower will provide CIT and Lenders with the following periodic financial reporting: audited annual financial statements, in each case, accompanied by an opinion of an independent accounting firm that is not subject to qualifications as to scope of such audit; customary management discussion and analysis; unaudited quarterly financial statements; financial projections and an annual budget within 30 days of fiscal year end; collateral reporting; field examinations performed within 6 months of Closing Date and annually thereafter (springing to semi-annual if, at any time, average Availability is less than $2,250,000); monthly borrowing base certificates (springing to weekly if, at any time, Availability is less than (i) 12.5% of Availability or (ii) $2,250,000 for 3 consecutive days); receivables and payables against aging reports and inventory reports; customary monthly compliance certificates; notice of defaults and certain other material events and such other information reasonably requested by CIT or any Lender (including, without limitation, for compliance with KYC, PATRIOT Act, the Beneficial Ownership Regulation and other anti-terrorism, anti-corruption and anti-money laundering laws).

Covenants:

Those affirmative covenants usual and customary for these types of facilities (as determined by the Administrative Agent and to be applicable to Holdings, the Borrower and their respective subsidiaries) including: delivery of timely and accurate financial information; payment and performance of obligations; maintenance of existence; maintenance of property (subject to casualty, condemnation and normal wear and tear) and adequate insurance (including hazard and business interruption coverage); maintenance of accurate books, records and accounts; visits and inspection of property and books and records (subject to frequency (so long as there is no ongoing default or event of default) and cost reimbursement limitations to be agreed); compliance with laws (including, without limitation, federal and state environmental, FCPA, OFAC, the Patriot Act and other anti-terror laws and anti-money laundering rules and regulations); compliance with material contractual obligations; maintenance of licenses, permits and franchises issued or granted by any governmental authority; use of proceeds; payment of taxes and liabilities; ERISA; maintenance of security interests and further assurances (including with respect to additional guarantees and security interests in future subsidiaries and after-acquired property); annual lender meetings; quarterly lender calls; cash management systems (as further described below entitled “Cash Management”); additional grantors and guarantors; separateness of Credit Parties.

Those negative covenants usual and customary for these types of facilities (as determined by the Administrative Agent and to be applicable to Holdings, the Borrower and their respective subsidiaries) including: restrictions and limitations against incurring additional indebtedness and guarantee obligations (with exceptions to be agreed); encumbrances, liens and other obligations; restricted payments (including, but not limited to, distributions and dividends, and management, acquisition, arrangement and other similar fees); loans and investments; mergers, consolidations and acquisitions, including permitted acquisitions; asset transfers and dispositions; changes in business / fundamental changes; hedging arrangements; transactions with affiliates; prepayments of and amendments to indebtedness (including, without limitation, prepayment of, and amendments to, the MGG Term Loan, the PPP Loans or any subordinated debt); restrictive agreements; ownership of subsidiaries; passive activities of Holdings; amendments to organizational documents; changes in fiscal year or accounting method; negative pledge clauses and clauses restricting subsidiary distributions; andFCPA, OFAC, the Patriot Act and other anti-terror laws and anti-money laundering rules and regulations.

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Events of Default:

Events of Default (to be applicable to Holdings, the Borrower and their respective subsidiaries) usual and customary for these types of facilities (as determined by the Administrative Agent) including: nonpayment of principal or reimbursement obligations when due; nonpayment of interest, fees or other amounts; inaccuracy of representations and warranties in any material respect when made or deemed made; violation of covenants; cross-default to material indebtedness, including the MGG Term Loan and the PPP Loans; bankruptcy or insolvency events; certain ERISA and environmental events; material judgments; actual or asserted invalidity of the credit agreement, any guarantee or security document or subordination provisions, if applicable; change of control; and loss of perfection of the security interest with respect to the Collateral. In addition, it shall constitute an Event of Default if the aggregate principal and interest payments made by Borrower and its Subsidiaries with respect to the PPP Loans in any calendar quarter exceed $1,000,000.

Cash Management:

In consideration of the Revolving Credit Facility, CIT will require that Borrower will move its primary banking services to CIT, including liquidity deposits, operational deposits, to be held in a U.S. dollar denominated account at CIT and operational cash management service solution needs. In exchange, CIT will provide competitively priced accounts and competitive cash management services from a feature, functionality and pricing perspective.

Springing cash dominion shall be instituted in the event that Availability falls below the greater of (i) 12.5% of Availability or (ii) $2,250,000 for 3 consecutive days.

Costs and Expenses:

The Borrower shall be responsible for the payment whether or not the transaction contemplated hereby closes or is consummated of all of the Commitment Parties’ and the Lead Arranger’s reasonable costs, fees and expenses of documenting and closing the transaction contemplated hereby (including, without limitation, reasonable costs, fees and expenses of outside legal counsel, travel, lodging and similar expenses) or otherwise paid or incurred by any Commitment Party or the Lead Arranger in connection with the Loan Documentation or the transaction contemplated hereby, including, but not limited to, those paid or incurred by any Commitment Party or the Lead Arranger in connection with the preparation, negotiation, execution and closing of the Loan Documentation and the Transactions contemplated hereby, the arrangement, syndication and administration of the Revolving Credit Facility, the creation or perfection of liens and security interests in connection therewith, and any amendment, modification or waiver in respect of the Loan Documentation. The Borrower shall also be responsible for all fees and expenses of Administrative Agent and Lenders incurred or in connection with enforcing rights, remedies and actions taken under the Revolving Credit Facility.

Indemnification:

The Borrower shall indemnify and hold harmless each Commitment Party, the Lead Arranger and the Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, advisors, attorneys, representatives, members and successors and assigns of each of the foregoing (each being an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation, fees and expenses of counsel) that may be incurred by or asserted against such Indemnified Party in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding (whether or not such Indemnified Party is a party thereto) or otherwise arising out of or relating to any of the Transactions contemplated hereby, any commitment or similar letter issued in connection therewith, any of the Loan Documentation, any of the transactions contemplated thereby, or any action or omission of any Indemnified Party or other matter or thing under or in connection with any of the foregoing, except for (with respect to any Indemnified Party) any such claims, damages, liabilities or expenses resulting from such Indemnified Party’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Participation and Lender Assignments:

After the Closing Date, the Lenders shall be permitted to assign all or a portion of their loans and commitments (other than to (a) the Borrower and its affiliates or (b) to natural persons), with the consent, not to be unreasonably withheld, conditioned or delayed, of (i) the Borrower, unless (x) the assignee is a Lender, an affiliate of a Lender or an approved fund or (y) an event of default has occurred and is continuing, (ii) Administrative Agent, unless a term loan is being assigned to a Lender, an affiliate of a Lender or an approved fund and (iii) the L/C Issuer, unless a term loan is being assigned. Non-pro rata assignments shall be permitted. For any assignments requiring Borrower consent, such consent is deemed to have been given if the Borrower has failed to respond within ten business days of a request for such consent.In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (unless otherwise agreed by the Borrower and Administrative Agent). Administrative Agent shall receive a processing fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their loans (other than to (i) the Borrower and its affiliates or (ii) any natural persons).

EU Bail-In:	Loan Documentation shall contain a customary acknowledgement and consent to Bail-In of EEA Financial Institutions (each to be defined in the Loan Documentation).
Required Lenders:

Non-defaulting Lenders holding more than 50% of the loan exposure and unused commitments under the Revolving Credit Facility, in the aggregate (the “Required Lenders”); provided that Required Lenders shall require all non-defaulting Lenders if there are not more than two (2) Lenders party to the Revolving Credit Facility (with a Lender and its affiliates and related funds being deemed a single Lender for purposes of this definition).

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Amendments and Waivers:

Amendments and waivers of the provisions of the Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled payments of any loans (including at final maturity) or times for payment of interest or fees, and (iv) modifications to the pro rata sharing or payment provisions, assignment provisions or the voting percentages, or any restrictions on Affiliated Lenders right to purchase and vote loans, (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the collateral or the value of the Guaranties provided by the Guarantors, (c) class voting rights for Lenders under each affected tranche of the Revolving Credit Facility shall be required for certain types of amendments and waivers that might have a disproportionate impact on a particular tranche; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above or (y) with the express written consent of the Required Lenders, terminate the commitment of any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Loans and participations held by such Lender.

The Loan Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower may extend commitments and/or outstandings with only the consent of the respective extending Lenders; provided that it is understood that no existing Lenders will have any obligation to commit to any such extension.

Yield Protection:

The Loan Documentation shall contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law, including increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act and / or BASEL III after the date of the Loan Documentation, and from the imposition of or changes in withholding and other taxes, (ii) indemnifying Lenders for “breakage costs” incurred in connection with, among other things, any prepayment or conversion of LIBOR loans on a day other than the last day of the interest period applicable thereto and (iii) addressing LIBOR replacement.

Governing Law and Jurisdiction:	State of New York.
Waiver of Jury Trial:	Such waivers as are customary for financing transactions of the type contemplated hereby.
Administrative Agent’s Counsel:	Hahn & Hessen LLP
Borrower’s Counsel:	Driver, McAfee, Hawthorne & Diebenow, PLLC

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SCHEDULE A

INTEREST RATES

Revolving Credit Facility:

Borrower will be required to pay interest on advances outstanding under the Revolving Credit Facility at either, at Borrower’s election to be provided by Borrower in connection with each notice of borrowing:  (i) the Base Rate plus the Applicable Margin per annum or (ii) LIBOR plus the Applicable Margin per annum based on Availability in the manner set forth below:

Tier	Availability/ Maximum Credit Amount	Base Rate Applicable Margin	LIBOR Rate Applicable Margin
I	>66.7%	1.50%	2.50%
II	≥33.3% and ≤66.7%	1.75%	2.75%
III	33.3%	2.00%	3.00%

Base Rate:

The “Base Rate” will mean, for any day, the greatest of: (i) the rate of interest per annum quoted by JPMorgan Chase Bank as its “prime rate” in effect from time to time (or if such rate is at any time not available, the prime rate so quoted by any banking institution selected by CIT), which rate is not intended to be the lowest rate charged by any such banking institution to its borrowers, (ii) the federal funds effective rate per annum plus 0.50%, and (iii) the 3-Month LIBO Rate on such day plus 1%.  Interest on Base Rate loans will be computed and payable quarterly in arrears on the basis of a 365 day year and based on the actual number of days elapsed.

“3-Month LIBO Rate” will mean, for any day, the greater of (i) the rate per annum equal to the rate determined by CIT to be the London Interbank Offered Rate benchmark rate which is calculated and distributed daily by the ICE Benchmark Administration Direct Data Service (“ICE”) (or any successor thereto) for deposits in Dollars (for delivery on such day) with a term equivalent to three months, distributed at  approximately 11:45 a.m. (London time) (or such other time as confirmed by ICE) on such day (or if such day is not a Business Day, the immediately preceding Business Day), and (ii) the LIBOR floor.  In the event that such rate is not available at such time for any reason, then the “3-Month LIBO Rate” for such day shall be determined by CIT by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by CIT and, in the absence of availability, such other method as may be selected by CIT in its sole discretion.

LIBOR:

“LIBOR” will mean, for any interest period with respect to any LIBOR loan, the rate per annum equal to the rate determined by CIT to be the London Interbank Offered Rate benchmark rate which is calculated and distributed daily by ICE (or any successor thereto) for deposits in Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, distributed at  approximately 11:45 a.m. (London time) (or such other time as confirmed by ICE) two (2) business days prior to the first day of such interest period.  The Borrower may elect to use LIBOR provided (i) the Borrower gives CIT at least three business days prior notice of such election and (ii) no default is then outstanding under the Loan Documentation. Interest on LIBOR-based loans will be computed and payable at the end of the applicable LIBOR interest period (or, in the case of any interest period longer than three months, at the end of each three month period) in arrears on the basis of a 360 day year and based on the actual number of days elapsed.  In no event shall LIBOR equal less than 1.00%.

Interest Periods:	The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, the Administrative Agent and the Borrower, 12 months or a shorter period) of LIBOR borrowings.
Default Interest:

At the election of the Required Lenders (except in the case of (i) any bankruptcy, insolvency, reorganization, liquidation or other similar proceeding or (ii) any payment default, immediately), upon the occurrence and during the continuance of an event of default, amounts outstanding under the Revolving Credit Facility shall bear interest at 2.00% per annum above the rate otherwise applicable thereto and LIBOR-based loans and conversions to LIBOR-based loans shall no longer be available. Overdue interest, fees and other amounts shall accrue interest at 2.00% above the rate applicable to Base Rate loans.

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EXHIBIT C

SUMMARY OF CONDITIONS TO CLOSING

The initial borrowings under the Revolving Credit Facility shall be subject to usual and customary conditions for these types of facilities (as determined by the Administrative Agent), including the following:

1.Execution and delivery of the Loan Documentation consistent with the terms of the Commitment Letter and otherwise reasonably satisfactory to Administrative Agent;

2. Administrative Agent shall have received such legal opinions, officer’s certificates, solvency certificates, evidence of insurance and endorsements, evidence of the due authorization for execution, delivery and performance of the Loan Documents and other documents and instruments as are customary for transactions of this type or as it may reasonably request;

3. After giving effect to all advances under the Revolving Credit Facility, including issuances of letters of credit, if applicable, the Borrower’s Availability under the Revolving Credit Facility shall not be less than $5,000,000 as of the Closing Date, including all accounts payable being current at such time;

4. On the Closing Date, the Refinancing shall have been consummated and, after giving effect thereto, none of the Borrower and its subsidiaries shall have any third party indebtedness for borrowed money that will survive after the Closing Date other than (i) the Revolving Credit Facility, (ii) the PPP Loans and (ii) the MGG Term Loan.Administrative Agent shall have received customary pay-off letters and lien termination documentation relating to existing outstanding indebtedness;

5. Since December 31, 2020, there shall not have occurred any event, change, occurrence, circumstance or condition, which either individually or in the aggregate, has had, or could reasonably be expected to have, a “Material Adverse Effect”;

6. Administrative Agent shall have received (i) audited financial statements for the fiscal year ending September 2020 for Borrower and its subsidiaries on a consolidated basis, (ii) unaudited financial statements for each quarterly period ending after December 31, 2020, for Borrower and its subsidiaries on a consolidated basis, (iii) financial projections for the Borrower and its subsidiaries for fiscal years 2021 through 2026 (prepared on a quarterly basis after giving effect to the Transactions for the first 12 months after the Closing Date and annual thereafter), and (iv) with respect to statements delivered under (ii) above, summary internal financial statements for the Borrower and its subsidiaries broken-out separately by business segment;

7. The execution and delivery of all documents and instruments necessary to establish that the Administrative Agent will have perfected first priority security interests in the Collateral, including UCC and other applicable lien search reports;

8. Administrative Agent, Lead Arranger and Lenders shall have received all fees, costs and expenses payable on or prior to the Closing Date;

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9. Receipt by Administrative Agent at least 10 days prior to the Closing Date of (a) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and OFAC, including the results of background checks on the Borrower’s key management and/or stockholders and (b) if Holdings and/or the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation in relation to Holdings and/or the Borrower;

10. Administrative Agent and the agent of the MGG Term Loan shall have entered into an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent; provided that if the MGG Term Loan is repaid in full with the proceeds of an equity issuance prior to the Closing Date, no intercreditor agreement will be required;

11. Receipt by Administrative Agent of an amendment to the loan documentation governing the MGG Term Loan in form and substance reasonably satisfactory to Administrative Agent and providing for (i) a maximum interest rate not to exceed the lesser of (a) LIBOR plus 10.0% or (b) 11.5%, and (iii) no amortization payments during the period commencing on the Closing Date through the first anniversary of the Closing Date.

12. Receipt by Administrative Agent of copies of the loan documentation governing the PPP Loans in form and substance reasonably satisfactory to Administrative Agent.

13. All governmental and third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect, and all waiting periods shall have expired without any action being taken or threatened by any authority that would restrain or otherwise impose adverse conditions on the Transactions and there is no litigation or other proceedings that would materially adversely affect the consummation of the Transactions;

14. Administrative Agent shall have conducted a field examination of the Borrower’s assets, liabilities, cash management system, book and records, and the results of such field examination shall be reasonably satisfactory to Administrative Agent in all respects;

15. Satisfactory completion of all business, accounting, legal, tax, finance, insurance and other customary due diligence investigations of the Borrower and its subsidiaries in connection with the Transactions, including, without limitation, management background review and review of intercompany agreements.

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